UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2025

A-MARK PRECIOUS METALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36347	11-2464169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Rosecrans Ave, Suite 6300
El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 587-1477

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AMRK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

(a) Eleventh Amendment to Credit Agreement

On January 29, 2025, A-Mark Precious Metals, Inc. (the "Company") entered into an Eleventh Amendment to Credit Agreement (the "Credit Agreement Eleventh Amendment") with the other loan parties thereto, the lenders party thereto and CIBC Bank USA as administrative agent for the lenders.

The Credit Agreement Eleventh Amendment amends the Company’s Credit Agreement, dated December 21, 2021, as amended by amendments first through tenth (the “Credit Agreement”), which provides for a revolving credit facility.

The Credit Agreement Eleventh Amendment increases the Revolving Commitment by $34,500,000 to $457,000,000. The Credit Agreement Eleventh Amendment also modifies certain requirements under the Credit Agreement.

A copy of the Credit Agreement Eleventh Amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

(b) Acquisition of Spectrum Group International, Inc.

On January 30, 2025, the Company entered into a merger agreement (the "SGI Agreement") to acquire Spectrum Group International, Inc. (“SGI”). Through its subsidiary Stack’s-Bowers Numismatics LLC (d/b/a Stack’s Bowers Galleries), SGI is engaged in the businesses of in‑person, internet and specialized auctions of consigned and owned rare and other precious coins, and also sells rare coins and paper money as both a wholesale dealer to other retailers and as a direct-to-consumer marketer. The Company and SGI share a common chief executive officer, two of the Company’s executives comprise a majority of the board of SGI and several members of the board of the Company are substantial stockholders of SGI. A special committee of independent directors of the Company negotiated the transaction on behalf of the Company and recommended its approval.

Under the terms of the SGI Agreement, the Company will acquire all of the stock of SGI in a merger transaction for aggregate consideration of $92.0 million, consisting of $46.0 million in cash and $46.0 million in common stock of the Company. For purposes of the SGI Agreement, the Company’s stock will be valued at its volume weighted average price on the Nasdaq Stock Market for the five trading days ending on the date of the execution of the SGI Agreement.

The SGI Agreement contains customary representations and covenants of the parties. The Company has agreed to use its commercially reasonable best efforts to obtain the necessary financing to consummate the acquisition and to pay transaction related expenses.

Consummation of the acquisition is conditioned on customary and other conditions, including the consents of the parties’ lenders and other third parties necessary to consummate the transaction, receipt by the Company of financing necessary to consummate the transaction, receipt by the Company of a quality of earnings report regarding SGI satisfactory to the Company’s lenders, receipt by the Company of a supplemental disclosure schedule that does not disclose matters that are materially adverse to SGI and the specified treatment prior to closing of a warrant and certain options to acquire stock of SGI.

The major stockholders of SGI have agreed to indemnify the Company for breaches by SGI of its representations and covenants under the SGI Agreement. For these purposes, major stockholders of SGI are defined as stockholders owning 4% or more of the stock of SGI on a fully diluted basis. In the absence of fraud, (x) the indemnification obligations of the major stockholders for a breach of representations will be limited to a holdback of a portion of the stock consideration, valued at 2% of the aggregate merger consideration, or $1.84 million; and (y) the indemnification obligations of the major stockholders in total will not exceed the amount of the stock consideration. In the case of fraud the indemnification obligations of the major stockholders will not exceed the aggregate merger consideration. The representations of SGI will survive for 18 months following consummation of the transaction. After nine months, a number of shares will be issued to the major stockholders equal to 50% of (x) the holdback shares less (y) a number of shares equal in value to any indemnification claims as of that time. After 18 months, a number of shares will be issued to the major stockholders equal to the balance of the holdback less a number of shares equal in value to any indemnification claims as of that time. The indemnification obligation of the major stockholders is subject to a deductible of $250,000 and a customary de minimis basket. The Company has agreed to indemnify the major stockholders for breaches by the Company of its representations and covenants under the SGI Agreement, subject to similar qualifications and limitations.

This description is qualified by reference to the text of the SGI Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Section (a) of Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Agreement and Plan of Merger by and among A-Mark Precious Metals, Inc. and SGI Acquisition I Corp., et al, dated January 30, 2025.
104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

Date:	February 3, 2025	By:	/s/ Carol Meltzer
		Name: Title:	Carol Meltzer General Counsel and Secretary